Exhibit 99.1

CONTACT

Rhea Lewis Marshall rhea.marshall@bge.com

BGE Media Hotline: 410.470.7433

BGE Completes Smart Grid Project; Savings Will Exceed One and a Half Billion Dollars

The utility files proposed adjustment to rates to recover project investment after demonstrating that for every dollar spent customers realize about $2.50 in savings

BALTIMORE (Nov. 6, 2015) – Baltimore Gas and Electric (BGE) has completed its five-year smart grid initiative to upgrade more than 1.7 million electric and gas meters and activate new customer savings programs. Over the next 10 years, smart grid’s operational and customer benefits are expected to lead to more than $1.5 billion in savings. The company has filed with the Maryland Public Service Commission (PSC) to recover the costs of the upgrade initiative through an adjustment to electric and gas distribution rates. BGE deferred recovery of its smart grid investment until the company was able to demonstrate that the system’s benefits were greater than its cost, as required by the PSC when it granted BGE’s request to proceed with the project in 2010. Now that the upgrade is completed, BGE’s filing demonstrates that for every dollar invested in smart grid, customers are realizing approximately $2.50 in benefits. The filing also discusses benefits in addition to those quantified, including future capabilities that will improve operations and energy efficiency.

“With upgraded meters in place throughout our service area, we have seen the benefits are substantial and sustainable,” said Calvin G. Butler, Jr., chief executive officer of BGE. “As promised when the project was approved, we would not seek to begin recouping costs through customer rates until we could show that customer benefits exceeded the costs. The energy and cost-savings tools available through smart meters have allowed customers to save significantly on their bills. Our company has also realized operational savings that we have been able to pass on to customers.”

Smart meter benefits include:

•	Bill credits: customers with smart meters have been able to earn more than $28 million in total bill credits by participating in the BGE Smart Energy Rewards Program® since 2013. This past summer, more than one million residential customers were eligible for this program and almost 80% received bill credits.

•	Personalized savings tips: More than 766,000 customers have used the data from their smart meters, accessed through their online accounts or Home Energy Reports to review their energy use and receive tips on changes that will lower their bills.

•	Energy reduction: As of July 2015, BGE customers taking advantage of energy management tools and tips have led to a 174,000 MWh reduction in energy use.

•	Remote capabilities that enable BGE to more efficiently dispatch resources, more than 130,000 truck dispatches have been avoided as of July 2015.

•	BGE is able to remotely start and stop service when customers move

•	BGE can contact or “ping” meters to determine if they are in service during a storm event

In addition to smart meter-enabled programs, customers can continue to participate in BGE’s “Smart Energy Savers” energy efficiency programs to conserve energy use and save money. These programs include rebates for certain home improvements and Peak RewardsSM, which provides bill credits when customers enroll their air conditioner or water heater for reduced use during peak times.

BGE began installing smart meters in spring 2012 and there are currently more than 1.7 million smart metering devices across BGE’s system. Final project costs of approximately $500 million were consistent with BGE’s initial proposal to the PSC. These costs were reduced for BGE customers in part by a $200 million federal stimulus grant, one of only six such grants of that amount awarded to utilities across the country. A small portion of this grant was also used for initiatives that enabled BGE to better support customers, including BGE’s Customer Care & Billing System and PeakRewards program.

BGE’s smart grid implementation is a big component of the overall significant investment the company has been making over the past few years to upgrade the gas and electric system and improve safety and reliability. Customer benefits from recent upgrades include the reduction in both the average frequency and duration of power service interruptions by 27 percent in 2014 over the average performance of the prior four years.

“Our aim is to continue to invest in innovative technology that prepares us to meet our customers’ needs well into the future,” said Butler.

In this filing, BGE is also requesting recovery of the increased fees Baltimore City is assessing all users of its conduit system. BGE’s electric assets in the conduit system include cables, switches, transformers, street lighting cable, and communication cable. On September 23, 2015, the Baltimore City Board of Estimates approved an increase that will more than triple the fees for all users of the underground conduit system.

Under the proposed adjustment to distribution rates to recover the costs of the smart grid implementation, the average residential electric bill would increase by approximately 6 percent or $7.64 per month. The total average residential natural gas bill would increase by approximately 11 percent or $7.56 per month. A potential customer charge for conduit fees would be in addition to these rate adjustments. Even with the proposed adjustments, an average combined gas and electric residential customer’s total monthly bill in 2016 would still be lower than in 2008 due to decreases in electric and gas commodity prices.

A decision on the proposed rates is expected from the Maryland Public Service Commission in early June, 2016.

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BGE, headquartered in Baltimore, is Maryland’s largest natural gas and electric utility, delivering power to more than 1.25 million electric customers and more than 650,000 natural gas customers in central Maryland. The company’s approximately 3,200 employees are committed to the safe and reliable delivery of natural gas and electricity, as well as enhanced energy management, conservation, environmental stewardship and community assistance. Like us on Facebook and follow us on Twitter, YouTube and Flickr.